Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III SVP & Chief Financial Officer Patterson-UTI Energy, Inc. (214) 360-7800
Patterson-UTI Signs Agreement to Purchase Rig Components
     SNYDER, Texas — August 28, 2006 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that it has entered into an agreement to purchase approximately $100 million of rig components from National Oilwell Varco with scheduled delivery on various dates in 2007. The Company plans to utilize these and other components in the construction of 15 new land drilling rigs. Activation of these 1,500 horsepower electric rigs is expected to begin in mid-2007. In addition to the 15 new rigs, the Company is maintaining its rig refurbishment program and expects to activate 30 rigs in 2006 and 15 rigs in the first half of 2007.
     Cloyce A. Talbott, the Company’s President and Chief Executive Officer, commented, “Patterson-UTI’s commitment to its long-term rig refurbishment program, and the introduction of new rigs into the market starting in mid-2007, reflects our continuing belief in the scarcity of available land drilling rigs and the continued strong demand for such rigs.”
     About Patterson-UTI
     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.
     Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.